Filed Pursuant to Rule 433

Dated August 5, 2014

Registration No. 333-189174

Corporación Andina de Fomento

US$1,000,000,000 of 1.50% Notes due 2017

Issuer:	Corporación Andina de Fomento

Ratings(1):	Moody’s: Aa3 (Stable) / S&P: AA- (Stable) / Fitch: AA- (Stable)

Security Status:	Senior unsecured notes; not secured by any property or assets; notes rank equally with all other unsecured and unsubordinated indebtedness

Transaction Type:	SEC Registered

Currency:	U.S. Dollars

Total Principal Amount:	U.S.$ 1,000,000,000

Offering Price:	99.930% plus accrued interest, if any, from August 8, 2014

Gross Proceeds (excluding accrued interest):	U.S.$999,300,000

Trade Date:	August 5, 2014

Settlement:	August 8, 2014 (T+3)

Maturity:	August 8, 2017

Coupon:	1.50%

Benchmark Instrument:	UST 0.875% due July 2017

Benchmark Instrument Yield:	0.924%

Spread to Benchmark Instrument:	60 bps

Yield to Maturity:	1.524%

Interest Rate Payment Frequency:	Semi-annual

Interest Payment Dates:	February 8 and August 8, with first interest payment date on February 8, 2015

Interest Rate Basis:	30/360

Redemption Provisions:	Notes may not be redeemed prior to August 8, 2017

Sinking Fund Provisions:	No sinking fund provisions

Form:	Global note held by depositary or the depositary’s custodian

Denominations:	Denominations of $1,000 and integral multiples of $1,000 in excess thereof

Clearing:	DTC / Euroclear / Clearstream

Joint Bookrunners:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Names and Addresses of Representatives:

Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, NY 10018

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

One Bryant Park

New York, NY 10036

Governing Law:	New York

Listing:	Application will be made to admit the notes to the official list of the United Kingdom Listing Authority and to the regulated market of the London Stock Exchange

SEC Registered Global:	ISIN: US219868BT29 CUSIP: 219868BT2

(1)	These securities ratings have been provided by Moody’s, S&P and Fitch Ratings. These ratings are not a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. at 1-866-811-8049, Deutsche Bank Securities Inc. at 1-800-503-4611 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

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